EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 17, 2008
PAYCHEX, INC. REPORTS SECOND QUARTER RESULTS
December 17, 2008
SECOND QUARTER FISCAL 2009 HIGHLIGHTS
•	Total service revenue increased 6% to $504.4 million.

•	Total revenue increased 3% to $524.2 million.

•	Operating income increased 1% to $211.9 million.

•	Operating income, net of certain items, increased 7% to $192.1 million.

•	Diluted earnings per share decreased 3% to $0.39.
     ROCHESTER, NY, December 17, 2008 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced net income of $140.2 million for the three months ended November 30, 2008 (the “second quarter”), a 5% decrease from net income of $147.1 million for the same period last year. “Our revenue for the second quarter grew to $524.2 million, a 3% increase over $507.8 million for the same period last year. Operating income, net of certain items, for the second quarter increased 7%, and we continued to leverage expenses as operating income, net of certain items, as a percentage of service revenue improved well over 50 basis points compared to the same period last year,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “During the second quarter, the effects of the credit crisis and weakening economic conditions were clearly seen in our financial results. While the credit crisis reduced the returns on our investment portfolios, we managed our investments in a manner that protected principal and ensured we met the liquidity needs of our clients each and every day. The weakening economy was apparent in many of our key financial indicators. Over the past six months, we experienced companies going out of business increasing 12%, new business starts declining 13%, checks per client decreasing 1.5%, and we saw lower levels of new hire reporting.”
     Payroll service revenue increased 4% to $376.1 million for the second quarter from the same period last year. The increase was primarily due to price increases and growth in the utilization of ancillary payroll services.
     Human Resource Services revenue increased 11% to $128.3 million for the second quarter from the same period last year. This growth was generated from the following: comprehensive human resource outsourcing services client employees increased 11% to 445,000 client employees served; workers’ compensation insurance client base increased 11% to 75,000 clients; and retirement services client base increased 10% to 50,000 clients. Human Resource Services revenue growth was adversely affected in the second quarter with the most significant declines occurring within retirement services and workers’ compensation. During the second quarter, retirement services revenue was negatively impacted by $2.2 million due to the decline in market values, which decreased the asset value of the retirement services client employees’ funds 22% to $7.2 billion, and clients’ employees moving their retirement portfolios to safer investments. Fluctuations in workers’ compensation claims further reduced revenue growth by $1.5 million.
     For the second quarter, our operating income was $211.9 million, an increase of 1% over the same period last year. Operating income, net of certain items (see Note 1 on page 3 for further description) increased 7% to $192.1 million for the second quarter as compared to $178.8 million for the same period last year.

	For the three months			For the six months
	ended			ended
	November 30,			November 30,
$ in millions	2008	2007	% Change	2008	2007	% Change

Operating income	$211.9	$209.5	1%	$433.5	$420.1	3%
Excluding interest on funds held for clients	(19.8)	(30.7)	(36%)	(44.0)	(63.0)	(30%)

Operating income, net of certain items	$192.1	$178.8	7%	$389.5	$357.1	9%

     We continue to follow our investment strategy of maximizing liquidity and protecting principal. In the current financial markets, this translates to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. For the second quarter, interest on funds held for clients decreased 36% to $19.8 million, due primarily to lower average interest rates earned. Investment income decreased 74% to $1.9 million primarily due to lower average interest rates earned and lower average investment balances, which resulted from the funding of the stock repurchase program completed in December 2007.
     Average investment balances and interest rates are summarized below:

	For the three months ended		For the six months ended
	November 30,		November 30,
$ in millions	2008	2007	2008	2007

Average investment balances:
Funds held for clients	$3,088.3	$3,065.4	$3,154.2	$3,080.0
Corporate investments	$510.2	$753.8	$497.3	$990.7

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	2.5%	4.0%	2.7%	4.1%
Corporate investments	1.6%	3.9%	2.1%	4.0%

Net realized gains:
Funds held for clients	$0.4	$0.4	$0.7	$0.5
Corporate investments	$—	$—	$—	$—

     Our exposure has been limited in the current investment environment as the result of our policies of investing in primarily high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting the amounts that can be invested in any single issuer. All the securities we invest in have active markets.
     As of November 30, 2008, we had no exposure to variable rate demand notes or prime money market funds. We sold all of our holdings in these types of investments in September 2008 as a result of turmoil in the related markets. No losses were recognized on these sales. The proceeds from the sale of these investments were reinvested into United States agency discount notes, which is currently our primary short-term investment option. We do not hold any auction rate securities in our investment portfolios. We exited the auction rate market in the early fall of 2007 and never experienced a failed auction. We have no exposure to sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage interest rate risk.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $32.5 million as of November 30, 2008, compared with a net unrealized gain of $24.8 million as of May 31, 2008. During the six months ended November 30, 2008, the net unrealized gain/(loss) on our investment portfolios ranged from a net unrealized loss of $15.2 million to a net unrealized gain of $39.8 million. The net unrealized gain on our investment portfolios was approximately $31.6 million as of December 12, 2008.
YEAR-TO-DATE FISCAL 2009 HIGHLIGHTS
     The highlights for the six months ended November 30, 2008 are as follows:
•	Total revenue increased 4% to $1.1 billion.

•	Payroll service revenue increased 4% to $754.5 million.

•	Human Resource Services revenue increased 14% to $259.7 million.

•	Operating income increased 3% to $433.5 million, and operating income, net of certain items, increased 9% to $389.5 million.

•	Net income decreased 3% to $289.0 million.

•	Diluted earnings per share increased 1% to $0.80 per share. The increase was due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program completed in December 2007.

•	Cash flow from operations was $328.4 million.

OUTLOOK
     Our outlook for the fiscal year ending May 31, 2009 (“fiscal 2009”) has been revised to reflect the impacts of current economic and financial conditions, and assumes the economic weakness we have experienced will continue through the remainder of the fiscal year.
     Projected revenue and net income growth for fiscal 2009 are as follows:

Payroll service revenue	3%	—	5%
Human Resource Services revenue	12%	—	15%
Total service revenue	5%	—	7%
Interest on funds held for clients	(45%)	—	(40%)
Total revenue	2%	—	4%
Investment income, net	(75%)	—	(70%)
Net income	(7%)	—	(5%)
     Growth in operating income, net of certain items, is expected to approximate 5% to 8% for fiscal 2009. The effective income tax rate is expected to approximate 34% throughout fiscal 2009. The tax rate is higher than the prior year due to lower levels of tax-exempt income from securities held in our investment portfolios.
Note 1: In addition to reporting operating income, a generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 18, 2008 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 572,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the fair value and the credit rating of securities held by us;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of penalties and losses resulting from errors and omissions in performing services;

•	the possible inability of our clients to meet their payroll obligations;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2008	2007	% Change	2008	2007	% Change

Revenue:
Payroll service revenue	$376,090	$361,588	4%	$754,548	$723,074	4%
Human Resource Services revenue	128,293	115,451	11%	259,702	228,780	14%

Total service revenue	504,383	477,039	6%	1,014,250	951,854	7%
Interest on funds held for clients (1)	19,777	30,754	(36%)	43,995	63,069	(30%)

Total revenue	524,160	507,793	3%	1,058,245	1,014,923	4%

Expenses:
Operating expenses	170,675	162,452	5%	339,143	321,767	5%
Selling, general and administrative expenses	141,585	135,865	4%	285,617	273,092	5%

Total expenses	312,260	298,317	5%	624,760	594,859	5%

Operating income	211,900	209,476	1%	433,485	420,064	3%

Investment income, net (1)	1,932	7,503	(74%)	4,983	19,740	(75%)

Income before income taxes	213,832	216,979	(1%)	438,468	439,804	—

Income taxes	73,590	69,867	5%	149,517	141,617	6%

Net income	$140,242	$147,112	(5%)	$288,951	$298,187	(3%)

Basic earnings per share	$0.39	$0.40	(3%)	$0.80	$0.79	1%

Diluted earnings per share	$0.39	$0.40	(3%)	$0.80	$0.79	1%

Weighted-average common shares outstanding	360,812	369,914		360,710	375,299

Weighted-average common shares outstanding, assuming dilution	360,977	371,404		360,998	376,903

Cash dividends per common share	$0.31	$0.30	3%	$0.62	$0.60	3%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Quarterly Reports on Form
10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	November 30,	May 31,
	2008	2008

ASSETS
Cash and cash equivalents	$330,633	$164,237
Corporate investments	71,044	228,727
Interest receivable	29,791	34,435
Accounts receivable, net of allowance for doubtful accounts	219,438	184,686
Deferred income taxes	—	7,274
Prepaid income taxes	4,691	11,236
Prepaid expenses and other current assets	28,275	27,231

Current assets before funds held for clients	683,872	657,826
Funds held for clients	3,536,482	3,808,085

Total current assets	4,220,354	4,465,911
Long-term corporate investments	77,038	41,798
Property and equipment, net of accumulated depreciation	283,029	275,297
Intangible assets, net of accumulated amortization	77,759	74,500
Goodwill	433,316	433,316
Deferred income taxes	15,501	13,818
Other long-term assets	4,863	5,151

Total assets	$5,111,860	$5,309,791

LIABILITIES
Accounts payable	$38,858	$40,251
Accrued compensation and related items	117,920	132,589
Deferred revenue	11,545	10,326
Deferred income taxes	10,301	—
Litigation reserve	20,736	22,968
Other current liabilities	47,469	47,457

Current liabilities before client fund obligations	246,829	253,591
Client fund obligations	3,504,679	3,783,681

Total current liabilities	3,751,508	4,037,272
Accrued income taxes	21,105	17,728
Deferred income taxes	9,501	9,600
Other long-term liabilities	45,023	48,549

Total liabilities	3,827,137	4,113,149

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,819 shares as of November 30, 2008, and 360,500 shares as of May 31, 2008, respectively	3,608	3,605
Additional paid-in capital	451,245	431,639
Retained earnings	808,875	745,351
Accumulated other comprehensive income	20,995	16,047

Total stockholders’ equity	1,284,723	1,196,642

Total liabilities and stockholders’ equity	$5,111,860	$5,309,791

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the six months ended
	November 30,
	2008	2007

OPERATING ACTIVITIES
Net income	$288,951	$298,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	41,678	38,796
Amortization of premiums and discounts on available-for-sale securities	11,940	7,900
Stock-based compensation costs	13,942	12,905
Provision for deferred income taxes	13,089	14,632
Provision for allowance for doubtful accounts	1,084	1,362
Net realized gains on sales of available-for-sale securities	(705)	(533)
Changes in operating assets and liabilities:
Interest receivable	4,644	15,060
Accounts receivable	(35,836)	(28,219)
Prepaid expenses and other current assets	5,501	(5,192)
Accounts payable and other current liabilities	(18,712)	1,038
Net change in other assets and liabilities	2,809	2,308

Net cash provided by operating activities	328,385	358,244

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(16,284,599)	(59,416,437)
Proceeds from sales and maturities of available-for-sale securities	17,493,183	60,617,951
Net change in funds held for clients’ money market securities and other cash equivalents	(820,736)	43,981
Purchases of property and equipment	(39,207)	(39,698)
Proceeds from sales of property and equipment	—	708
Acquisition of businesses, net of cash acquired	—	(32,940)
Purchases of other assets	(13,445)	(4,518)

Net cash provided by investing activities	335,196	1,169,047

FINANCING ACTIVITIES
Net change in client fund obligations	(279,002)	(524,463)
Repurchases of common stock	—	(865,064)
Dividends paid	(223,840)	(225,797)
Proceeds from exercise of stock options	5,409	53,266
Excess tax benefit related to exercise of stock options	248	8,340

Net cash used in financing activities	(497,185)	(1,553,718)

Increase/(decrease) in cash and cash equivalents	166,396	(26,427)
Cash and cash equivalents, beginning of period	164,237	79,353

Cash and cash equivalents, end of period	$330,633	$52,926